UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 23, 2024

VERTEX ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-11476	94-3439569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 Gemini Street Suite 250 Houston, Texas	77058
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 660-8156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	VTNR	The NASDAQ Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Amendment Number Eight to Loan and Security Agreement

Vertex Energy, Inc. (the “Company”, “we” and “us”) previously filed a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC” or the “Commission”) on April 7, 2022) disclosing that on April 1, 2022, Vertex Refining Alabama LLC, a Delaware limited liability company (“Vertex Refining”) which is indirectly wholly-owned by the Company; the Company, as a guarantor; substantially all of the Company’s direct and indirect subsidiaries, as guarantors (together with the Company and certain direct or indirect subsidiaries of the Company which subsequently became guarantors, the “Guarantors”, and together with the Company and Vertex Refining, the “Loan Parties”); the Lenders (as defined below); and Cantor Fitzgerald Securities, in its capacity as administrative agent and collateral agent for the Lenders (the “Agent”), entered into a Loan and Security Agreement.

On August 23, 2024, the Loan Parties entered into an Amendment Number Eight and Limited Consent to Loan and Security Agreement (“Amendment No. Eight to Loan Agreement”, and the Loan and Security Agreement as amended to date, the “Loan and Security Agreement”), with certain funds and accounts under management by BlackRock Financial Management, Inc. or its affiliates, as lenders (“BlackRock”), certain funds managed or advised by Whitebox Advisors, LLC, as lenders (“Whitebox”), certain funds managed by Highbridge Capital Management, LLC, as lenders (“Highbridge”), CrowdOut Capital LLC, as a lender (“CrowdOut Capital”), CrowdOut Credit Opportunities Fund LLC, as a lender (“CrowdOut Credit”) and an individual (“Individual Lender”, and together with BlackRock, Whitebox, Highbridge, CrowdOut Capital and CrowdOut Credit, collectively, the “Lenders”) and the Agent, pursuant to which (a) certain of the Lenders (the “August 2024 Lenders”) agreed to provide a term loan in the amount of $25 million (the “New Loan”, and together with the existing term loans, the “Term Loan”); (b) the Lenders consented to permitting consolidated liquidity of the Loan Parties to be less than $25,000,000, but not less than $12,000,000, in each case, for any period of more than three consecutive business days prior to September 20, 2024; (c) the Lenders consented to certain other amendments to the Loan and Security Agreement and the parties agreed to certain other mutually negotiated changes to the Loan and Security Agreement; and (d) the Loan Parties agreed to (i) prepare and deliver to the Lenders a memorandum in connection with a marketing process for the sale of some or substantially all of the Loan Parties’ assets and/or equity interests on or before August 30, 2024, (ii) to launch a marketing process for the sale of some or substantially all of the Loan Parties assets and equity interests on or prior to September 3, 2024 and (iii) cause the execution and delivery of a Restructuring and Support Agreement (the “RSA”), with milestones and documentation in accordance with the Loan and Security Agreement on or before September 20, 2024.

The proceeds of the New Loan can be used by the Company (i) for general corporate purposes, consistent with an approved forecast, and (ii) to pay certain fees and expenses associated with the closing of the transactions contemplated by the New Loan (the “Fees and Expenses”).

Vertex Refining received the proceeds of the New Loan net of the Fees and Expenses on August 23, 2024.

The amounts outstanding under the Term Loan (including the New Loan), bear interest at a rate per annum equal to the sum of (i) the greater of (x) the per annum rate publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States minus 1.50% as in effect on such day and (y) the Federal Funds rate for such day plus 0.50%, subject in the case of this clause (i), to a floor of 1.0%, plus (ii) 10.25%. Interest on the New Loan is payable in cash (i) quarterly, in arrears, on the last business day of each calendar quarter, commencing on the last business day of the calendar quarter ending September 30, 2024, (ii) in connection with any payment, prepayment or repayment of the Term Loans (including as discussed in greater detail below), and (iii) at maturity (whether upon demand, by acceleration or otherwise).

The Company also agreed to pay certain fees and transaction expenses in connection with the New Loan, including an exit fee calculated to pay the August 2024 Lenders providing the New Loan a multiple of invested capital of 1.40x on the amount of the New Loan.

Amounts owed under the Loan and Security Agreement, including the New Loan, if not earlier repaid, are due on April 1, 2025.

Pursuant to the Loan and Security Agreement, on September 30, 2024 and December 31, 2024, Vertex Refining is required to repay $312,500 of the principal amount of the New Loan, along with an aggregate of $3.2 million under the other Term Loan borrowing.

The amount of the Term Loan is secured by substantially all of the present and after-acquired assets of the Company and its subsidiaries. Additionally, Vertex Refining’s obligations under the Loan and Security Agreement are jointly and severally guaranteed by substantially all of the Company’s subsidiaries and the Company.

The Loan and Security Agreement includes customary representations and warranties, and affirmative and negative covenants of the Loan Parties for a facility of this size and type, including prohibiting the Loan Parties from creating any indebtedness without the consent of the Lenders, subject to certain exceptions (including as discussed above), and requiring the Loan Parties to have no less than $25 million of unrestricted cash for any period of more than three consecutive business days (except through September 20, 2024, which minimum unrestricted cash threshold is $12 million). The Loan and Security Agreement includes customary events of default for transactions of this type, including failures to pay amounts due, bankruptcy proceedings, covenant defaults, attachment or seizure of a material portion of the collateral securing the Loan and Security Agreement, cross defaults, if there is a default in any agreement governing indebtedness in excess of $3,000,000, resulting in the right to accelerate such indebtedness, certain judgments against the Loan Parties, misrepresentations by the Loan Parties in the transaction documents, insolvency, cross default of an Offtake and Supply Agreement previously entered into by the Company, a Change of Control (as defined in the Loan and Security Agreement), termination of certain intercreditor agreements, and the loss or termination of certain material contracts. Upon the occurrence of an event of default, the Agent may declare the entire amount of obligations owed under the Loan and Security Agreement immediately due and payable and take certain other actions provided for under the Loan and Security Agreement, including enforcing security interests and guarantees.

The Loan and Security Agreement includes customary indemnification obligations for a facility of this size and type, requiring us to indemnify the Agent and the Lenders for certain expenses, losses and claims.

The amounts owed under the Loan and Security Agreement are also secured by various deeds of trusts and mortgages for the real properties described therein, over the Company’s Mobile, Alabama refinery and substantially all other material owned and leased real property of the Guarantors including properties in Texas and Louisiana.

Fifth Limited Consent to Supply and Offtake Agreement

Also on August 23, 2024, Vertex Refining and Macquarie Energy North America Trading Inc. (“Macquarie”) entered into a Fifth Limited Consent (the “Macquarie Limited Consent”), in connection with that certain Supply and Offtake Agreement, dated as of April 1, 2022, between Vertex Refining and Macquarie (as amended from time to time, the “Supply and Offtake Agreement”). Pursuant to the Macquarie Limited Consent, Macquarie provided a limited consent to allow Vertex Refining to have unrestricted cash of less than $25 million, but not less than $12 million, for any period of not more than three consecutive business days, without triggering an event of default under such Supply and Offtake Agreement, through September 20, 2024. The Macquarie Limited Consent also provides that it would be an event of default under the Supply and Offtake Agreement if unrestricted cash is less than $25 million as of September 20, 2024.

* * * * *

The foregoing descriptions of the Amendment No. Eight to Loan Agreement and the Macquarie Limited Consent, do not purport to be complete and is qualified in its entirety by reference to the full text of such Amendment No. Eight to Loan Agreement and the Macquarie Limited Consent, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures included in Item 1.01 above, including regarding the Amendment No. Eight to Loan Agreement and the New Loan, and the related agreements and transactions associated therewith, are incorporated into this Item 2.03 in their entirety by reference.

Item 3.03 Material Modification to Rights of Security Holders.

The disclosures included in Item 1.01 above, including regarding the Loan and Security Agreement, Amendment No. Eight to Loan Agreement and the Term Loan (including the New Loan) and the related agreements associated therewith, are incorporated into this Item 3.03 in their entirety by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on August 23, 2024, the Board of Directors (the “Board”) of the Company increased the number of members of the Board of Directors from five (5) to six (6), pursuant to a resolution of the Board in accordance with the Second Amended and Restated Bylaws of the Company (the “Bylaws”), and appointed Jeffrey S. Stein as a member of the Board of Directors to fill the newly created vacancy, also pursuant to the power provided to the Board by the Bylaws.

Since July 2023, Mr. Stein has served as chief executive officer and chief restructuring officer of Rite Aid Corporation (NYSE: RAD). Mr. Stein is founder and managing partner of Stein Advisors LLC, a financial advisory firm that provides consulting services to public and private companies and institutional investors. Mr. Stein brings decades of experience leading companies through meaningful business transformations. Mr. Stein has held numerous leadership roles, including executive chairman, chief executive officer, and chief restructuring officer, and has served on several board committees, including finance, audit, corporate governance, compensation, and risk management. Mr. Stein received a B.A. in Economics from Brandeis University and an M.B.A. with Honors in Finance and Accounting from New York University. He is a certified Turnaround Professional, as designated by the Turnaround Management Association.

Mr. Stein was not appointed to any committees of the Board and the Board has not yet determined on which committees he will serve. The Company will file an amendment to this Form 8-K filing under this Item 5.02 within four business days after his appointment to any committees of the Board.

Except in connection with the offer letter discussed below, there are no transactions between the Company and Mr. Stein that would be required to be reported under Item 404(a) of Regulation S-K.

In connection with his appointment to the Board, the Company entered into an offer letter with Mr. Stein, which provides for him to receive $45,000 per month as cash consideration for his service on the Board, as well as a “per diem”. A copy of the offer letter is attached hereto as Exhibit 10.3 and the foregoing descriptions of the offer letter do not purport to be complete and are qualified in its entirety by reference to the full text of such offer letter, which is filed as Exhibit 10.3 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*#	Amendment Number Eight and Limited Consent to Loan and Security Agreement, dated as of August 23, 2024, by and among Vertex Refining Alabama LLC, as borrower, Vertex Energy, Inc., as parent and as a guarantor, certain direct and indirect subsidiaries of Vertex Energy, Inc., as guarantors, the lenders party thereto, and Cantor Fitzgerald Securities, as administrative agent and collateral agent for the lenders
10.2*	Fifth Limited Consent, dated as of August 23, 2024, by and between Vertex Refining Alabama LLC and Macquarie Energy North America Trading Inc.
10.3	Offer Letter, dated as of August 23, 2024, by and between Jeffrey S. Stein and Vertex Energy, Inc.
104	Inline XBRL for the cover page of this Current Report on Form 8-K

* Filed herewith.

# Certain schedules, annexes and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that Vertex Energy, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX ENERGY, INC.

Date: August 26, 2024	By:	/s/ Chris Carlson
Chris Carlson
Chief Financial Officer